Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dialogic Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-190799, 333-185506, 333-174215, 333-170005, 333-163909, 333-156273 and 333-142117) on Form S-8 and (No. 333-181717, 333-175566 and 333-163908) on Form S-3 of Dialogic Inc. of our report dated March 31, 2014, with respect to the consolidated balance sheets of Dialogic Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for the years then ended, which report appears in the December 31, 2013 annual report on Form 10-K of Dialogic Inc.

/s/ KPMG LLP

Short Hills, New Jersey

March 31, 2014